SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2005
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into Material Definitive Agreement
     On November 30, 2005, Waste Management of Canada Corporation, a Canadian corporation and subsidiary of Waste Management, Inc., entered into a three-year term loan agreement with BNP Paribas Securities Corp. and Scotia Capital as Lead Arrangers and Book Runners and The Bank of Nova Scotia as Administrative Agent. The agreement, which matures November 30, 2008, allows Waste Management of Canada Corporation to borrow up to CDN $410,000,000 (Canadian dollars) at any time on or before December 31, 2005; after such date, any unused portion of the available credit will be immediately cancelled. Waste Management, Inc. and Waste Management Holdings, Inc. have guaranteed all of Waste Management of Canada Corporation’s obligations under the agreement. The agreement was entered into to facilitate Waste Management, Inc.’s repatriation of accumulated earnings and capital from its Canadian subsidiaries under the American Job Creations Act of 2004 pursuant to previously disclosed plans. Under the Act, U.S. companies are allowed to repatriate earnings from their foreign subsidiaries at a reduced tax rate during 2005.
     Any borrowings under the agreement may be made by Waste Management of Canada Corporation as either (i) a prime rate advance, which will bear interest at the greater of (a) the average annual rates of interest offered by certain reference rate lenders and (b) the one-month Canadian Dollar Offered Rate plus 0.5% per annum, or (ii) a banker’s acceptance advance, the face amount of which will be discounted by certain discount rates offered by the lenders from time to time. The agreement also provides for certain fees, including a banker’s acceptance fee and a standby fee (applicable during the availability of the credit from closing until December 31, 2005), which range from 0.275% to 0.850% and 0.085% and 0.2%, respectively, depending in each case on the ratings by Moody’s and Standard & Poor’s of Waste Management, Inc.’s senior unsecured long-term debt.
     The agreement contains customary representations and warranties of each of Waste Management of Canada Corporation as the borrower and Waste Management, Inc. and Waste Management Holdings, Inc. as the guarantors. The agreement also requires Waste Management, Inc. to maintain the same minimum interest coverage and maximum total debt to EBITDA ratios as are contained in its five-year revolving credit facility. The agreement contains certain restrictions on the ability of Waste Management of Canada Corporation and Waste Management Holdings, Inc. to incur additional indebtedness as well as restrictions, no more restrictive than those contained in Waste Management, Inc.’s five-year credit facility, on the ability of each of the companies party to the agreement to, among other things, incur liens; make certain investments; engage in mergers and consolidations; and make certain distributions or dividends.
     The agreement contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after stated grace period; inaccuracy of representations and warranties; violations of covenants, subject in certain cases to negotiated grace periods; certain bankruptcies and liquidations; any cross-default of more than $50 million; certain judgments of more than $25 million; and Waste Management of Canada Corporation ceasing to be a wholly-owned subsidiary of Waste Management, Inc. If an event of default occurs and is continuing, Waste Management of Canada Corporation may be required to repay all amounts outstanding under the agreement and cash-collateralize any outstanding banker’s acceptances. Banks that hold more than 50% of the commitments under the agreement may elect to accelerate the maturity of all amounts due upon the occurrence and during the continuation of an event of default.
     The banks that are party to the agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for Waste Management, Inc. and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
WASTE MANAGEMENT, INC.

Date: December 6, 2005	By:	/s/ Rick L Wittenbraker

Rick L Wittenbraker, Senior Vice
President